Exhibit 99.1

Media Contact:
FOR IMMEDIATE RELEASE	Lori Elliott
850.402.5138

ST. JOE ANNOUNCES AN AGREEMENT TO SELL 382,834 ACRES

OF NON-STRATEGIC LANDS

WATERSOUND, Fla. - (November 7, 2013) - The St. Joe Company (NYSE: JOE) (the “Company”) today announced that it has entered into a sales agreement (the “Sales Agreement”) with AgReserves, Inc., a Utah corporation, to sell approximately 382,834 acres of its non-strategic timberland and rural land in Northwest Florida for $565 million. The final price is subject to an adjustment set forth in the Sales Agreement. This proposed transaction does not include land within the Company’s existing residential or commercial real estate segments or its resorts, leisure or leasing segment, nor include any land for which the Company had plans to develop or use in these types of operations in the foreseeable future.

“This sale of timberland will help the Company concentrate on its core business activity of real estate development in Northwest Florida,” said Park Brady, CEO for The St. Joe Company. “The proceeds from the sale will provide the Company with significant liquidity and numerous opportunities to create long-term value for our shareholders.”

The land to be sold includes the majority of the Company’s timberlands in Bay, Calhoun, Franklin, Gadsden, Gulf, Jefferson, Leon, Liberty and Wakulla counties and had an aggregate carrying value of approximately $54 million at October 31, 2013. AgReserves, Inc. is assuming agreements and contracts existing on the purchased timberlands and intends to maintain timber and agricultural uses of the lands.

“AgReserves has demonstrated its commitment to wise land stewardship and prudent resource management during more than 60 years of ranching and agricultural operations in east central Florida. We will apply that same commitment and expertise to managing the property we are acquiring in Florida’s panhandle. We look to the long term in everything we do,” said Paul Genho, Chairman of the Board for AgReserves, Inc. AgReserves, Inc. is a tax-paying affiliate of The Church of Jesus Christ of Latter-day Saints.

The transaction was unanimously approved by the board of directors of the Company and by AgReserves Inc., and is subject to customary closing conditions, including regulatory approvals, and the approval of the shareholders of the Company. The transaction is expected to close in the first quarter of 2014. Following the sale, the Company will own approximately 184,000 acres of land concentrated primarily in Northwest Florida, which includes lands used or intended to be used in its real estate development operations.

TAP Advisors acted as financial advisor to the Company in connection with this transaction, with Sullivan & Cromwell LLP and Greenberg Traurig P.A. as legal counsel. Foley & Lardner LLP and Kirton McConkie PC acted as legal counsel to AgReserves, Inc.

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About The St. Joe Company

The St. Joe Company is a Florida-based real estate developer and manager. The Company owns land concentrated primarily in Northwest Florida and has significant residential and commercial land-use entitlements in hand or in process. The Company also owns various commercial, resort and club properties. More information about the Company can be found on its website at www.joe.com.

Information Concerning Forward-Looking Statements

Certain statements made in this document and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Forward-looking statements could be affected by the following factors, among others, related to the Sale Agreement and the transaction contemplated therein (the “Proposed Transaction”): the occurrence of any event, change or other circumstances that could give rise to the termination of the Sale Agreement or the failure to satisfy closing conditions; the ability to obtain regulatory approvals for the transaction and the timing and conditions for such approvals; the ability to obtain Company shareholder approval of the Proposed Transaction; the risk that the anticipated benefits from the Proposed Transaction may not be realized, may take longer to realize than expected, or may cost more to achieve than expected; the Company’s ability to successfully and timely obtain land-use entitlements and construction financing, and address issues that arise in connection with the use and development of its land; disruption from the Proposed Transaction making it more difficult to maintain relationships with contractors, customers or employees, whether or not consummated; unexpected costs or unexpected liabilities that may arise from the Proposed Transaction, whether or not consummated; the inability to retain key personnel; and future regulatory or legislative actions or litigation that could adversely affect the Company. The forward-looking statements made herein are based on current expectations and speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Important factors regarding the Company that may cause results to differ from express or implied expectations include, but are not limited to, those risk factors and other disclosure set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent Form 10-Qs and other filings with the SEC.

Additional Information and Where to Find It

This document may be deemed to be solicitation material in respect of the proposed sale by The St. Joe Company (the “Company”) of certain assets to AgReserves, Inc. In connection with the proposed transaction, the Company will file a preliminary proxy statement and a definitive proxy statement with the United States Securities and Exchange Commission (“SEC”). The information contained in the preliminary filing will not be complete and may be changed. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed to the shareholders of the Company seeking their approval of the proposed transaction. The Company’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Investor Relations, The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413. In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in the Company’s proxy statement for its 2013 annual meeting of shareholders, which was filed with the SEC on April 4, 2013 and the Form 8-K filed on October 3, 2013. These documents are available free of charge at the SEC’s website at www.sec.gov, and by mail at: Investor Relations, The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s shareholders in connection with the proposed transaction will be set forth in the preliminary proxy statement when it is filed with the SEC.

© 2013, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.